Exhibit 99.1

Sonic Foundry Announces Completion of One-for-Ten Reverse Stock Split on NASDAQ

MADISON, Wis. – November 17, 2009 – Sonic Foundry, Inc. (NASDAQ: SOFO) today announced that its previously reported one-for-ten reverse stock split of the Company’s common stock was completed effective 6:01 p.m. ET on November 16, 2009. Trading of Sonic Foundry’s common stock on the NASDAQ Capital Market will begin on a split-adjusted basis at the open of trading today, November 17, 2009.

Sonic Foundry’s shares will continue to trade on the NASDAQ Capital Market under the symbol “SOFO”, with the letter “D” added to the end of the trading symbol for a period of 20 trading days to indicate the reverse stock split has occurred. The Company’s symbol will revert back to its original symbol “SOFO” on December 15, 2009.

As a result of the reverse stock split, every ten shares of Sonic Foundry’s common stock issued and outstanding immediately prior to the effective time were combined into one share of common stock, subject to the payment of $0.55 for each pre-split common share, which would otherwise be converted into a post-split fractional common share.

The number of shares of Sonic Foundry common stock issued and outstanding have been reduced from approximately 36,069,000 shares to approximately 3,606,900 shares post-split, without accounting for the payout on the fractional shares.

Letters of transmittal are expected to be sent to stockholders shortly hereafter. No action by Sonic Foundry’s stockholders is required prior to receipt of these letters.

Additional information about the reverse stock split was previously reported by the Company in its press release filed on November 2, 2009, which is available on the Company’s website, www.sonicfoundry.com.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO, www.sonicfoundry.com) is the global leader for rich media webcasting and knowledge management, providing enterprise communication solutions for more than 1,500 customers in education, business and government. Powered by Mediasite, the patented webcasting platform which automates the capture, management, delivery and search of lectures, online training and briefings, Sonic Foundry empowers people to transform the way they communicate. Through the Mediasite platform and its Events Services group, the company helps customers connect a dynamic, evolving world of shared knowledge and envisions a future where learners and workers around the globe use webcasting to bridge time and distance, accelerate research and improve performance.

Product and service names mentioned herein are the trademarks of Sonic Foundry, Inc. or their respective owners.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry’s products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For investor inquiries: investor@sonicfoundry.com

For media relations: tammyk@sonicfoundry.com